Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Announces Hilcorp’s Revised 2019 Capital Expenditures Plan

FORT WORTH, Texas, May 9, 2019 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that Hilcorp San Juan L.P. (“Hilcorp”), has provided the Trust with an update to its previously reported 2019 Capital Expenditures Plan (the “Revised Plan”).

Hilcorp’s original 2019 capital expenditures plan (the “Original Plan”), announced by the Trust on March 1, 2019, estimated Hilcorp’s capital expenditures to be $2,653,000 for the Trust’s subject interests. Of this amount, the Original Plan allocated approximately $728,000 towards five well recompletions and an additional $1,925,000 towards one horizontal well to be drilled in the Mancos formation (Trieb Federal Com 601 #1H).

The Revised Plan increases Hilcorp’s estimated 2019 capital expenditures to approximately $12.6 million for the subject interests and therefore, may cause future distributions to be lower. This amount increases the total well recompletions scheduled to be completed to seventeen, primarily in the Mesaverde formation, and projects completing one horizontal well in the Mancos formation and one horizontal well in the Fruitland Coal formation. The Revised Plan allocates approximately $3.7 million towards the well recompletions and approximately $8.9 million towards the drilling of the horizontal wells.

Included within the Revised Plan is an increase in the estimated cost of the Trieb Federal Com 601 #1H horizontal well from approximately $1.9 million to approximately $7.7 million. Hilcorp has informed the Trust that the revisions are due to the inadvertent omission by Hilcorp to include the total project cost in the Original Plan. The estimated capital expenditures to the subject interests for the Fruitland Coal horizontal well (Trail Canyon 104H) are approximately $1.2 million.

Hilcorp will be the operator of all the projects included in the Revised Plan, and has further informed the Trust that its planned project status for 2019 is fluid and that additional projects may be added. Due to this fluidity, Hilcorp has advised the Trust that actual capital costs may vary from these estimates.

Contact: San Juan Basin Royalty Trust

Compass Bank, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com    e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.